EXHIBIT 99.1

Joint Filing Agreement

The undersigned hereby agree that the foregoing statement on Schedule 13D is filed on behalf of each of the under-signed, and any amendments thereto executed by the undersigned shall be filed on behalf of each of the under-signed without the necessity of filing any additional joint filing agreement. The undersigned acknowledge that each is responsible for the timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the others of the undersigned, except to the extent that he or it knows or has reason to believe that such information is inaccurate or incomplete. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: June 3, 2024

Jon F. Kayyem and Paige-Gates Kayyem Family Trust

By:	/s/ Jon Faiz Kayyem
Name:	Jon Faiz Kayyem
Title:	Trustee

Jon Faiz Kayyem

/s/ Jon Faiz Kayyem